EXHIBIT 5.1.1

Clark, Wilson Barristers & Solicitors Patent & Trade-Mark Agents
800-885 W Georgia Street Vancouver, BC V6C 3H1
Tel. 604.687.5700 Fax 604.687.6314

Our File No. 27803-1 / D/WLM/547410.2

May 21, 2004

Doranetti Music Inc.
29B Patiky Street
Kings Park,
Long Island New York 11754

Dear Sirs:

Re: Common Stock of Doranetti Music Inc. Registered on Form SB-2 filed January 22, 2004

We have acted as counsel to Doranetti Music Inc. (the "Company"), a Nevada corporation, in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 2,000,000 shares of the Company’s common stock (the "Registered Shares"), as further described in the Registration Statement filed on January 22, 2004.

In connection with this opinion, we have examined the following documents:
(a)	Corporate Charter and Articles of the Company;
(b)	By-Laws of the Company;
(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;
(d)	The Registration Statement; and
(e)	The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and

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Prospectus relate, if and when issued, will be duly and validly authorized and issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and limited to the current federal laws of the United States and, to the limited extent set forth above, the Nevada laws, including the statutory provisions, all applicable provisions of the Nevada Constitution and reproted judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson